Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces Second Quarter Results

Dallas, Texas – July 31, 2007 – Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the three-month and six-month periods ended June 30, 2007.

Much of the temperature-controlled trucking company’s loss from operations during the three months ended June 30, 2007 was from expenses that were not present in the first quarter of 2007.  Sequentially, the temperature-controlled trucking company’s loss from operations increased by $2.5 million from the first quarter of 2007 to $3.2 million for the three months ended June 30, 2007.  Among the expenses that were incurred during the second quarter of 2007 were approximately $2.2 million from adjustments to claims reserves and $1.0 million associated with severance pay.

Stoney M. (“Mit”) Stubbs, Jr., President and CEO, explained, “Since we installed our new management team about a year ago, we have focused, among other things, on non-driver headcount reductions, primarily by not replacing many of those employees who either had resigned, retired or been terminated.  Through the first quarter of 2007, that had helped us cut our non-driver payroll on an annualized basis, but those cuts alone were not sufficient to fully achieve our goals.  So, during the second quarter, we offered a voluntary program designed to eliminate non-driver positions and help us achieve those goals.  This program was fully implemented inside the quarter, at a cost of about $1 million.  Had the increased expenses for the severance pay and the insurance and work-related injury claims not been incurred, our second quarter 2007 operating ratio (operating expenses divided by revenue) would have come in at close to break-even.

“Our plans to improve our long-term profitability are showing some encouraging results. Again, compared to the first quarter of 2007, we saw our revenue (excluding the effect of fuel surcharges) increase by over three percent, although we had 36 fewer trucks, on average, in our fleets.  Compared to the second quarter of 2006, the size of our fleet is down by 111 trucks, as we deal with supply/demand issues that have impacted the entire industry.”

Including fuel surcharges of $18.1 million and $20.2 million during the second quarters of 2007 and 2006, respectively, revenue declined by $10.5 million between the quarters.  For the three months ended June 30, 2007, revenue decreased by 8.5% to $113.1 million from $123.6 million for the second quarter of 2006.  Revenue, before fuel surcharges, decreased 8.1% to $95.0 million from $103.4 million for the same period of 2006.  Revenue present in the second quarter of 2006 which was absent in the 2007 quarter was $300 thousand related to trailer rental from disaster relief efforts associated with the aftermath of Hurricanes Katrina and Rita.

Mr. Stubbs continued,  “We have been saying for the past few quarters that we intend to focus on improving our profitability in the long run, even if that means sacrificing some revenue in the short run, particularly with regard to our asset-based, full-truckload service offerings.  If we cannot get a fair price for hauling a load, we are not going to haul it.  We have had plenty of practice hauling freight over the past sixty-some years.

“We have also said for the past year or so that we intend to focus on asset-lite activities, such as our freight brokerage. We find customers who have freight but no truck and match them with carriers who have trucks but no freight.  We eliminate the cost of running the truck, collect the revenue, pay the carrier and earn a profit in the process.  It is still early, but as compared to the first quarter of 2007, brokerage revenue increased by almost 30% to $4.0 million from $3.1 million. Brokerage revenue was also $3.1 million in the year-ago second quarter, and bottomed out during the fourth quarter of 2006 at $2.8 million, so we have added close to 45% in six months.”

Also, excluding the impact of fuel surcharges, less-than-truckload (“LTL”) revenue increased 3.9% to $31.9 million from $30.7 million, compared to the second quarter.  Full-truckload revenue, consisting of revenue from truckload linehaul services and dedicated fleets, decreased 14.6% to $57.8 million from $67.7 million during the same period of 2006.

Excluding insignificant income from non-freight operations that were sold during the fourth quarter of 2006, FFEX incurred an operating loss of $3.2 million in the second quarter of 2007 as compared to operating income of $3.4 million for the same quarter of 2006. Included in the company’s operating expenses were depreciation and amortization expenses of $6.5 million for the 2007 quarter compared to $6.0 million for the 2006 quarter.  Second quarter 2007 basic and diluted net loss per share of common stock was $0.04 as compared to diluted net income of $0.10 per share for the second quarter of 2006.

For the first six months of 2007, revenue, including the effect of a $4.4 million decline in fuel surcharges, decreased 11.2% to $219.6 million from $247.2 million during the same period of 2006.  Included in year-to-date revenue for 2006 was $2.0 million from disaster relief efforts associated with hurricane relief activities. There was no such revenue during the first six months of 2007.

Included in the year-to-date operating expenses for both 2006 and 2007 were depreciation and amortization expenses of $12.8 million.  For the six months ended June 30, 2006, proceeds from the sale of retired capital assets (primarily tractors and trailers) exceeded expenditures for new capital assets by almost $900 thousand.  For the comparable period of 2006, net capital expenditures were positive, at $14.0 million.

Excluding the discontinued operation, for the six months ended June 30, 2007, FFEX incurred a net loss of $894 thousand as compared to net income of $4.0 million during the same period of 2006.  Mr. Stubbs, Jr. commented, “Our industry continued facing challenges in the second quarter, particularly on the truckload side as more capacity has entered the market than there is freight to go around.  This put downward pressure on pricing for our full-truckload services as revenue per loaded mile dropped 4% between the quarters ended June 30, 2006 and 2007, from $1.49 to $1.43.  In addition to the pressure we have seen on our pricing, our full-truckload 2007 year-to-date utilization levels are also disappointing.  Our second quarter 2007 revenue per-truck-per-week was 4.1% lower than it was last year, which is a modest improvement over the year-to-date decline of 5.9%.  One way to address the reduced productivity is to reduce the number of trucks in the fleet, a measure that we have taken.  We will not grow the fleet until we see stronger customer demand for trucking service, which is an industry-wide issue.

“During the second quarter of 2007, demand for our LTL services increased both sequentially and year-over-year as our total tonnage was up 5.2% and 5.7%, respectively.  We remain committed to grow revenues from LTL services.  We can improve our results simply by hauling less air and more LTL freight.  Our sales and operations teams continue to work with customers in eliminating lanes that yield insufficient density levels.  Our LTL teams are also focused on pricing.  LTL revenue per hundredweight fell by almost two percent compared to the same quarter of last year.  Some of that is due to last-minute deal-cutting to fill trucks prior to their scheduled departure.  We expect this trend to slowly reverse itself as a result of installing a general rate increase program, which we anticipate will provide a net increase of around one to two percent later this year and as we enter 2008.

“We are very excited about the direction that our logistics business is headed both at the top line and margin levels.  We experienced another solid quarter in our freight brokerage business as revenue increased 29% to $4.0 million from $3.1 million in 2006 and the same 29% increase over last quarter.  Second quarter freight brokerage revenue improved by almost 30% compared to both the first quarter of this year and the second quarter of last year, to $4 million.  For the first half of 2007, revenue from freight brokerage grew by 18.3%, to $7.1 million from $6.0 million during the comparable period of 2006.”

The company’s effective tax rate was about 79% and 75%, respectively, of its pre-tax loss for the three-and six-month periods ended June 30, 2007.  Thomas G. Yetter, CFO for the company, explained, “For the six months ended June 30, 2007, nearly two-thirds of our pre-tax loss was from expenses that are not tax-deductible, principally for meals and incidental expenses incurred by our employee-drivers.  Such non-deductible expenses have the effect of increasing the effective tax rate.  When non-deductible expenses are small relative to the amount of pre-tax income, their impact on the effective rate is smaller than when such non-deductible expenses are large relative to the amount of pre-tax income, as was our case through June 30, 2007.

“Accounting principles generally accepted in the United States of America (“US GAAP”) require that for interim periods, we estimate our expected tax rate for the year and use that rate throughout all quarters.   The amount of our income tax benefit or expense and the effective tax rate may vary considerably based on the level of non-deductible expenses relative to our pre-tax loss or income.  As required by US GAAP, we will again update our estimate at the end of the third quarter, ending on September 30, 2007.”

In conclusion, Mr. Stubbs added, “Looking back three to nine months ago, almost everyone who is in this space expected the first half of 2007 to be tough sledding, and they were right.  What no one was predicting was that the second half of 2007 and into the first part of 2008 is not looking any less tough.  Our company is going through some sizable changes as we position ourselves for the future.  As we continue to streamline our back-office functions and find ways to reduce unnecessary costs through operational efficiencies, our bottom line performance will improve.  If the market improves, that will enhance the effects of our streamlining.  We have several initiatives and programs underway to grow our business profitably and the early returns are positive.  We’ll be ready.

“And, the number of average shares outstanding has declined by more than 750 thousand, since the second quarter of last year.”  Mr. Stubbs added, “That is directly related to our stock repurchases.  We have been fairly aggressive in buying back our stock.  We think it is a good value, particularly at current levels, and we will continue.  We currently have just over another 800 thousand shares remaining under our current authorization.”

Conference Call and Webcast
FFEX will hold a conference call on Wednesday, August 1, 2007 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the operating results. Individuals wishing to participate in the conference call may do so by dialing (866) 831-6247 for domestic calls, (617) 213-8856 for international calls and entering the passcode 87524404 prior to the beginning of the call.  There will also be a live webcast of the conference call that can be accessed by clicking on the webcast icon http://www.ffex.net.  A replay of the webcast will be available on the company’s website within two hours after conclusion of the call or by telephone at (888) 286-8010 for domestic calls and (617) 801-6888 for international calls after 12:00 p.m. central time for 30 days following the live webcast. The passcode for the replay will be 15474601.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent.  Its services extend from Canada, throughout the 48 contiguous United States, into Mexico.  The refrigerated trucking company is the only one serving this market that is full-service – providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products.  Its refrigerated less-than-truckload operation is also the largest on the North American continent.  The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net .

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available.  Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions.  These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized.  Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
For the Three and Six Months Ended June 30,
(In thousands, except per-share amounts)
(Unaudited)

	Three Months		Six Months
	2007	2006	2007	2006

Revenue	$113,050	$123,554	$219,558	$247,152

Costs and expenses
Salaries, wages and related expenses	33,153	32,887	65,208	66,875
Purchased transportation	27,995	29,583	52,403	57,899
Fuel	20,795	23,651	39,751	44,469
Supplies and expenses	13,599	13,743	27,015	29,068
Revenue equipment rent	7,727	7,660	15,245	15,616
Depreciation	4,943	5,060	10,105	10,243
Communications and utilities	1,024	970	2,044	2,056
Claims and insurance	6,057	5,066	9,087	9,061
Operating taxes and licenses	1,193	944	2,362	2,245
Gains on disposition of equipment	(1,010)	(1,017)	(1,532)	(1,651)
Miscellaneous expenses	765	1,626	1,729	4,401
	116,241	120,173	223,417	240,282
(Loss) income from continuing operations	(3,191)	3,381	(3,859)	6,870

Interest and other (income) expense
Interest expense	--	62	--	122
Interest income	(241)	(219)	(381)	(336)
Equity in earnings of limited partnership	(108)	(115)	(207)	(252)
Life insurance and other	332	(9)	359	(55)
	(17)	(281)	(229)	(521)

(Loss) income from continuing operations	(3,174)	3,662	(3,630)	7,391
Income tax (benefit) expense	(2,513)	1,709	(2,736)	3,358
Net (loss) income from continuing operations	(661)	1,953	(894)	4,033
Income from discontinued operations, net	--	160	--	15
Net (loss) income	$(661)	$2,113	$(894)	$4,048

Net (loss) income from continuing operations per share of common stock
Basic	$(0.04)	$0.11	$(0.05)	$0.22
Diluted	$(0.04)	$0.10	$(0.05)	$0.21
Income from discontinued operations per share of common stock
Basic	$(0.00)	$0.01	$(0.00)	$0.00
Diluted	$(0.00)	$0.01	$(0.00)	$0.00
Net (loss) income per share of common stock
Basic	$(0.04)	$0.12	$(0.05)	$0.22
Diluted	$(0.04)	$0.11	$(0.05)	$0.21
Weighted average shares outstanding
Basic	17,296	18,059	17,357	18,019
Diluted	17,296	18,839	17,357	18,864

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics For the Three and Six Months Ended June 30, (Unaudited)

	Three Months		Six Months
Revenue from [a]:	2007	2006	2007	2006
Full-truckload linehaul services	$53.8	$62.4	$106.5	$124.7
Dedicated fleets	4.0	5.3	8.4	11.3
Total full-truckload	57.8	67.7	114.9	136.0
Less-than-truckload (“LTL”) services	31.9	30.7	62.3	63.1
Fuel surcharges	18.1	20.2	32.8	37.2
Freight brokerage	4.0	3.1	7.1	6.0
Equipment rental	1.3	1.9	2.5	4.9
Total revenue	113.1	123.6	219.6	247.2
Operating expenses	116.2	120.2	223.4	240.3
(Loss) income from operations	$(3.2)	$3.4	$(3.9)	$6.9
Operating ratio [b]	102.8%	97.3%	101.8%	97.2%

Total full-truckload revenue	$57.8	$67.7	$114.9	$136.0
LTL revenue	31.9	30.7	62.3	63.1
Total linehaul and dedicated fleet revenue	$89.7	$98.4	$177.2	$199.1
Weekly average trucks in service	2,124	2,235	2,143	2,267
Revenue per truck per week [c]	$3,249	$3,387	$3,198	$3,397
Statistical and revenue data [d]:
Full-truckload total linehaul miles [e]	41.5	46.5	82.0	93.6
Full-truckload loaded miles [e]	37.5	42.0	73.9	84.7
Full-truckload empty mile ratio [f]	9.6%	9.7%	9.9%	9.5%
Full-truckload linehaul revenue per total mile	$1.30	$1.34	$1.30	$1.33
Full-truckload linehaul revenue per loaded mile	$1.43	$1.49	$1.44	$1.47
Full-truckload linehaul shipments [g]	40.1	43.8	79.4	88.1
Full-truckload loaded miles per shipment	935	959	931	961
LTL hundredweight [g]	2,160	2,043	4,213	4,143
LTL linehaul revenue per hundredweight	$14.77	$15.03	$14.79	$15.23

Tractors in service as of June 30	2,100	2,147	2,100	2,147
Trailers in service as of June 30	3,729	4,040	3,729	4,040
Non-driver employees as of June 30	885	999	885	999

Notes:
a)	Revenue amounts are stated in millions of dollars. The amounts presented in the table may not agree to the amounts shown in the accompanying statements of income due to rounding.
b)	Operating expenses divided by revenue.
c)	Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by average trucks in service.
d)
The year-to-date and quarterly data presented in the table for the two quarters of 2007and 2006 reflect changes in the manner in which data regarding the numbers of miles, shipments and hundredweight is tabulated.  Accordingly, the addition of the quarterly data presented in the table to the year-to-date data reported in previous reports will not necessarily agree with the year-to-date data reported in this table.

e)	In millions.
f)	One minus the quotient of full-truckload loaded miles divided by full-truckload total linehaul miles.
g)	In thousands.

Other selected, unaudited, financial information for the six months ended June, 2007 and 2006 is as follows (in thousands):

	2007	2006
Depreciation and amortization expense	$12,816	$12,782
Expenditures for property, plant and equipment	$8,240	$18,089
Proceeds from sale of property, plant and equipment	$(9,111)	$(4,110)

Cash and cash equivalents	$14,990	$9,283
Long-term debt	$--	$--